AMERIGROUP Corporation Earns $0.39 Per Share in
                 First Quarter on 31 Percent Increase in Revenue

                            2005 Guidance Reiterated

    VIRGINIA BEACH, Va., April 26 /PRNewswire-FirstCall/ -- AMERIGROUP Corporation (NYSE: AGP) today announced that net income for the first quarter of 2005 increased 10.9 percent to $20,443,000, or $0.39 per diluted share, compared with $18,438,000 or $0.36 per diluted share for the first quarter of 2004.

    Total revenues for the first quarter of 2005 increased 31.4 percent to $557,512,000, compared with $424,295,000 for the first quarter of 2004, in part due to 17.8 percent same-store premium revenue growth.

    Membership increased 20.8 percent, or 180,000 members, to 1,047,000 at March 31, 2005, as compared with 867,000 members at March 31, 2004. Sequentially, membership increased 111,000 from the fourth quarter 2004 due primarily to the acquisition of CarePlus Health Plan in New York. As expected, same-store sequential membership declined by approximately 4,000 members, or 0.4 percent, due to enrollment difficulties in the Florida Healthy Kids program as well as enrollment broker issues in Texas.

    Highlights for the first quarter include:

        *  Health benefits ratio of 82.0 percent of premium revenues;
        * Selling, general and administrative expenses of 11.1 percent of total revenues;
        *  Days in claims payable of 50;
        *  Unregulated cash and investments of $168,143,000;
        *  Return on average equity of 16.2 percent; and
        *  Reiteration of 2005 guidance.

    Health Benefits
    Health benefits were 82.0 percent of premium revenues for the first quarter of 2005 versus 81.0 percent in the first quarter of 2004. "The first quarter is typically our most seasonally acute quarter," said Jeffrey L. McWaters, chairman and chief executive officer. "The 81.5 percent medical loss ratio in our previous guidance included the impact of bringing New York's liabilities to required levels. The increase in our health benefits ratio over our guidance is primarily due to a late onset and an elevated incidence of influenza and flu-related illnesses caused in part by vaccine shortages early in the season."

    Selling, General and Administrative Expenses
    The selling, general and administrative expense ratio was 11.1 percent of total revenues for the first quarter of 2005 versus 10.7 percent in the first quarter of 2004. Our selling, general and administrative expense ratio reflects the impact of the CarePlus integration as well as our efforts in developing markets.

    Balance Sheet and Cash Flow Highlights
    Cash and investments at March 31, 2005, totaled $603,124,000, of which $168,143,000 was unregulated. Operating cash flow totaled $43,683,000 for the quarter ended March 31, 2005, compared to $79,000 for the same period in the prior year. The number of days in claims payable at the end of the first quarter, including CarePlus, was 50 compared to 56 days in the fourth quarter. The six day drop in days in claims payable is primarily due to successful EDI programming initiatives focused on improving the throughput of claims and continued claims efficiencies.

    Outlook
    AMERIGROUP reiterates 2005 full-year expectations:

        * Earnings per diluted share of $1.90 to $1.98, reflecting net income growth of 18 to 23 percent;
        *  Same-store premium revenue growth of 10.0 to 13.0 percent;
        *  Weighted-average rate increases in the 3 to 5 percent range;
        *  Health benefits ratio less than 81.0 percent of premium revenues;
        * Selling, general and administrative expenses are expected to be 11.0 to 11.5 percent of total revenues; and
        *  Fully diluted shares outstanding of approximately 53.6 million.

    AMERIGROUP senior management will discuss the Company's first quarter results on a conference call, Wednesday, April 27th, at 10:00 a.m. Eastern Time. The conference can be accessed by dialing 1-800-811-8830. A recording of this conference call will be available from 12:00 p.m. Eastern Time on Wednesday, April 27th, until 11:59 p.m. Eastern Time on Wednesday, May 4th. To access the recording, dial 1-888-203-1112 and enter passcode 3114312. A live webcast of the call also will be available through the investors page on the AMERIGROUP Web site at http://www.amerigroupcorp.com, or through CCBN at http://www.companyboardroom.com. A 30-day replay of this webcast will be available on these Web sites approximately two hours following the conclusion of the live broadcast.

    AMERIGROUP Corporation, headquartered in Virginia Beach, Virginia, improves healthcare access and quality for low-income Americans by developing innovative managed health services for the public sector. AMERIGROUP serves more than 1 million people in New York, New Jersey, Maryland, the District of Columbia, Florida, Texas and Illinois. For more information, visit http://www.amerigroupcorp.com.

    This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission's Fair Disclosure Regulation. This release contains certain "forward-looking" statements, including statements related to expected 2005 performance such as membership, revenues, same-store premium revenues, rate increases, operating cash flows, health benefits expenses, seasonality of health benefits expenses, selling, general and administrative expenses, days in claims payable, income tax rates, earnings per share, and net income growth, as well as expectations on the effective date and successful integration of any pending acquisition and debt levels, made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, national, state and local economic conditions, including their effect on the rate-setting process, timing of payments, as well as the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations and their effect on our ability to manage our medical costs; changes in Medicaid payment levels, membership eligibility and methodologies and the application of such methodologies by the government; liabilities and other claims asserted against the Company; our ability to attract and retain qualified personnel; our ability to maintain compliance with all minimum capital requirements; the availability and terms of capital to fund acquisitions and capital improvements; the competitive environment in which we operate; our ability to maintain and increase membership levels; and demographic changes.

    Investors should also refer to our Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission on March 9, 2005, for a discussion of risk factors. Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

                     AMERIGROUP CORPORATION AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED INCOME STATEMENTS
                (dollars in thousands, except for per share data)

                                                        Three months ended
                                                             March 31
                                                   ----------------------------
                                                       2005            2004
                                                   ------------    ------------
Revenues:
  Premium                                          $    553,888    $    422,335
  Investment income and other                             3,624           1,960
    Total revenues                                      557,512         424,295
Expenses:
  Health benefits                                       454,404         342,247
  Selling, general and administrative                    62,041          45,487
  Depreciation and amortization                           7,091           5,624
  Interest                                                  160             181
    Total expenses                                      523,696         393,539
    Income before income taxes                           33,816          30,756
Income tax expense                                       13,373          12,318
    Net income                                     $     20,443    $     18,438
  Weighted average number of common
   shares and dilutive potential common
   shares outstanding                                52,961,652      51,258,930

  Diluted net income per share                     $       0.39    $       0.36

    The following table sets forth selected operating ratios. All ratios, with the exception of the health benefits ratio, are shown as a percentage of total revenues.

                                                        Three months ended
                                                             March 31
                                                   ----------------------------
                                                       2005            2004
                                                   ------------    ------------
Premium revenue                                            99.3%           99.5%
Investment income and other                                 0.7             0.5
Total revenues                                            100.0%          100.0%
Health benefits (1)                                        82.0%           81.0%
Selling, general and administrative expenses               11.1%           10.7%
Income before income taxes                                  6.1%            7.2%
Net income                                                  3.7%            4.3%

(1) The health benefits ratio is shown as a percentage of premium revenue because there is a direct relationship between the premium received and the health benefits provided.

    The following table sets forth the approximate number of our members we served in each state as of March 31, 2005 and 2004.

                                                             March 31,
                                                   ----------------------------
                                                       2005            2004
                                                   ------------    ------------
Texas                                                   392,000         340,000
Florida                                                 219,000         232,000
Maryland                                                131,000         124,000
New York                                                119,000             -
New Jersey                                              107,000         101,000
District of Columbia                                     41,000          37,000
Illinois                                                 38,000          33,000
    Total                                             1,047,000         867,000

    The following table sets forth the approximate number of our members in each of our products as of March 31, 2005 and 2004.

                                                             March 31,
                                                   ----------------------------
Product                                                2005            2004
                                                   ------------    ------------
AMERICAID (Medicaid-TANF)                               735,000         589,000
AMERIKIDS (SCHIP)                                       194,000         189,000
AMERIPLUS (Medicaid-SSI)                                 82,000          74,000
AMERIFAM (FamilyCare)                                    36,000          15,000
    Total                                             1,047,000         867,000

                     AMERIGROUP CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                     March 31,     December 31,
                                                       2005            2004
                                                   ------------    ------------
                                                          (in thousands)
                        Assets
Current assets:
  Cash and cash equivalents                        $    289,567    $    227,130
  Short-term investments                                 48,178         176,364
  Premium receivables                                    39,347          44,081
  Deferred income taxes                                  12,264          11,019
  Prepaid expenses and other current assets              20,755          18,737
    Total current assets                                410,111         477,331

Property, equipment and software, net                    54,695          50,298
Goodwill and other intangible assets, net               252,051         140,382
Long-term investments, including
 investments on deposit for licensure                   265,379         246,930
Other long-term assets                                    5,443           4,909
                                                   $    987,679    $    919,850

          Liabilities and Stockholders' Equity

Current liabilities:
  Claims payable                                   $    254,304    $    241,253
  Unearned revenue                                       62,431          34,228
  Accounts payable                                        4,594           4,826
  Accrued expenses, capital leases and
   other current liabilities                             46,670          56,842
    Total current liabilities                           367,999         337,149

Deferred income taxes, capital leases
 and other long-term liabilities                         18,468          13,989
    Total liabilities                                   386,467         351,138

Stockholders' equity:
  Common stock, $.01 par value                              512             505
  Additional paid-in capital                            364,533         352,417
  Retained earnings                                     236,167         215,790
    Total stockholders' equity                          601,212         568,712
                                                   $    987,679    $    919,850

                     AMERIGROUP CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                       Three months ended
                                                            March 31,
                                                        2005         2004
                                                           (in thousands)
Cash flows from operating activities:
  Net income                                       $     20,443    $     18,438
  Adjustments to reconcile net income to
   net cash provided by operating activities:
    Depreciation and amortization                         7,091           5,624
    Loss on disposal or abandonment of
     property, equipment and software                       -             1,112
    Deferred tax (benefit) expense                       (1,480)            931
    Amortization of deferred compensation                   -                57
    Tax benefit related to option exercises               6,210           2,397
    Changes in assets and liabilities increasing
     (decreasing) cash flows from operations:
      Premium receivables                                10,561           3,843
      Prepaid expenses and other current
       assets                                             1,118             122
      Other assets                                         (608)           (816)
      Claims payable                                    (14,373)            592
      Unearned revenue                                   28,110         (27,575)
      Accounts payable, accrued expenses
       and other current liabilities                    (12,666)         (4,984)
      Other long-term liabilities                          (723)            338
        Net cash provided by operating
         activities                                      43,683              79

Cash flows from investing activities:
  Proceeds from sale of investments, net                123,294         147,636
  Purchase of investments on deposit for
   licensure, net                                        (5,596)           (111)
  Purchase of property, equipment and software           (4,894)         (3,999)
  Acquisition, net of cash acquired                     (99,030)            -
  Purchase price adjustment received                        -                48
        Net cash provided by investing
         activities                                      13,774         143,574

Cash flows from financing activities:
  Payment of capital lease obligations                     (933)         (1,131)
  Proceeds from exercise of stock options,
   change in bank overdrafts and other, net               5,913             578
        Net cash provided by (used in)
         financing activities                             4,980            (553)
Net increase in cash and cash equivalents                62,437         143,100
Cash and cash equivalents at beginning of
 period                                                 227,130          84,030
Cash and cash equivalents at end of period         $    289,567    $    227,130

    CONTACT:
      Julie Loftus Trudell
      Vice President, Investor Relations
      AMERIGROUP Corporation
      (757) 321-3597

SOURCE  AMERIGROUP Corporation
    -0-                             04/26/2005
    /CONTACT: Julie Loftus Trudell, Vice President, Investor Relations, of AMERIGROUP Corporation, +1-757-321-3597/
    /Web site:  http://www.amerigroupcorp.com /